Exhibit 99.1

October 24, 2011

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494-4100
Mobile (309) 360-7311
Dugan_Jim@cat.com

FOR IMMEDIATE RELEASE

Cat Financial Announces Third-Quarter 2011 Results

Cat Financial reported third-quarter 2011 revenues of $668 million, an increase of $28 million, or 4 percent, compared with the third quarter of 2010.  Third-quarter profit after tax was $93 million, a $20 million, or 27 percent, increase from the third quarter of 2010.
The increase in revenues was principally due to a $28 million favorable impact from higher earning assets (finance receivables and operating leases at constant interest rates) and a favorable impact from miscellaneous net revenue items, partially offset by a $17 million unfavorable impact from lower interest rates on new and existing finance receivables.
Profit before income taxes was $126 million for the third quarter of 2011, compared to $89 million for the third quarter of 2010.  The increase was principally due to a $17 million decrease in the provision for credit losses, a $13 million favorable impact from higher net yield on average earning assets, and a favorable impact from miscellaneous net revenue items.  These increases were partially offset by a $13 million increase in general, operating and administrative expense.
The provision for income taxes in the third quarter of 2011 reflects an estimated annual effective tax rate of 25 percent compared to 24 percent in the third quarter of 2010. The actual 2010 third-quarter tax rate was reduced by a benefit of $12 million related to prior years. The 2011 estimated annual effective tax rate is expected to be less than the U.S. corporate tax rate of 35 percent primarily due to profits in tax jurisdictions with lower tax rates.

New retail financing in the third quarter of 2011 was $2.6 billion, an increase of $161 million, or 6 percent, from the third quarter of 2010.  The increase was primarily a result of improvements in our Asia-Pacific and Mining operating segment.
At the end of the third quarter of 2011, past dues were 3.54 percent, a decrease from 3.73 percent at the end of the second quarter of 2011, 3.87 percent at the end of 2010 and 4.88 percent at the end of the third quarter of 2010.  Write-offs, net of recoveries, were $50 million for the third quarter of 2011, down from $78 million in the third quarter of 2010.
As of September 30, 2011, Cat Financial's allowance for credit losses totaled $362 million or 1.49 percent of net finance receivables, compared with $363 million or 1.57 percent of net finance receivables at year-end 2010.  The allowance for credit losses as of September 30, 2010, was $367 million, which was 1.61 percent of net finance receivables.
“We are very pleased with our third quarter results," said Kent Adams, Cat Financial president and vice president of Caterpillar Inc. "New business, write-offs, past dues and profit all improved from last year, with past dues being at the lowest level since the second quarter of 2008.  With our continued focus on managing our portfolio, ensuring an outstanding customer experience, and maintaining access to attractive funding, Cat Financial is well positioned to support Caterpillar customers and dealers around the world.”
For 30 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing financial service excellence to Cat customers. The company offers a wide range of financing alternatives to customers and Cat dealers for Cat machinery and engines, Solar® gas turbines and other equipment and marine vessels. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia and Europe, with headquarters in Nashville, Tennessee.

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STATISTICAL HIGHLIGHTS:

THIRD QUARTER 2011 VS. THIRD QUARTER 2010
(ENDED SEPTEMBER 30)
(Millions of dollars)

	2011	2010	CHANGE
Revenues	$668	$640	4%
Profit Before Income Taxes	$126	$89	42%
Profit After Tax	$93	$73	27%
New Retail Financing	$2,645	$2,484	6%
Total Assets	$29,465	$28,773	2%

NINE MONTHS 2011 VS. NINE MONTHS 2010
(ENDED SEPTEMBER 30)
(Millions of dollars)

	2011	2010	CHANGE
Revenues	$1,983	$1,919	3%
Profit Before Income Taxes	$393	$255	54%
Profit After Tax	$283	$208	36%
New Retail Financing	$8,313	$6,754	23%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements.  From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public.  Forward-looking statements give current expectations or forecasts of future events about the company.  You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases often identify forward-looking statements made on behalf of Cat Financial.  These statements are only predictions.  Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions and ongoing challenges in the global financial and credit markets, and change in laws and regulations (including regulations implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market’s acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment.  Those risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time to time.  We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements.  Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.  Moreover, we do not assume responsibility for the accuracy and completeness of those statements.  All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2010, and similar sections in our quarterly reports on Form 10-Q that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements.  Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You may, however, consult any related disclosures we may make in our subsequent filings with the SEC.